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                                  EXHIBIT 99.1
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                                    CONTACTS: STEPHANIE K. MARRUS
                                              V.P., CORPORATE DEVELOPMENT
                                              CREATIVE BIOMOLECULES, INC.
                                              (508) 435-9001

                                              ROBERT GOTTLIEB
                                              FEINSTEIN PARTNERS INC.
                                              (617) 577-8110
FOR IMMEDIATE RELEASE
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          CREATIVE BIOMOLECULES AND STRYKER EXTEND OP-1 DEVELOPMENT AND
                           COMMERCIALIZATION AGREEMENT


Hopkinton, Mass., May 9, 1996. Creative BioMolecules, Inc. (Nasdaq:CBMI) today announced that it has entered into an agreement for approximately $12 million of new funding from Stryker Corporation (Nasdaq:STRY) under the ongoing collaboration to develop and commercialize OP-1 for orthopedic reconstruction. This agreement expands the scope of CBM's work under the collaboration, providing support related to Stryker's PMA filing anticipated in late 1997 and research and development support over the next two years.

"This extension of our agreement underscores the depth of commitment by Stryker to the program and continued development of OP-1, not only through this first PMA filing planned for late 1997 but also into the future," said Michael M. Tarnow, President and CEO of CBM. "Along with Stryker's internal investment in the current clinical trials, this agreement will help to accelerate development of a broad clinical platform for OP-1 in additional orthopedic indications. Given the level of activity both in clinical development and in research, we are at the point where it is appropriate to expand our efforts, as represented by this agreement."

Target patient accrual in the pivotal trial of OP-1 for non-union fractures was completed in January 1996 and treated patients are in the required follow-up period. In fall 1995, Stryker began a study under an FDA approved supplemental treatment arm of the pivotal trial, expanding the study to test OP-1 in all long bone non-union fractures. Four clinical studies are in progress in Europe and treatment is expected to be completed this year. Additional human studies in a broadening array of orthopedic indications are expected to be initiated in the U.S. and other countries over the next twelve months.

                                     (more)


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OP-1 is a naturally occurring protein known as a morphogen, and is capable of inducing tissue formation in bone and a variety of other tissue types. In addition to the program in orthopedic reconstruction, the Company is evaluating the use of OP-1 in other indications such as renal disorders, as well as exploring the use of other morphogens.

Creative BioMolecules is a discovery and development company focused on proprietary protein-based therapeutics for human tissue regeneration. The Company's therapeutics are based on proteins that act as signals in initiating and regulating the cellular events involved in cell and tissue formation.

The statements in this news release that are not historical facts include forward-looking statements that involve risks and uncertainties. Factors which could cause actual results to differ from Company expectations include, without limitation, the achievement of product development milestones by the Company's collaborative partner, the impact of competitive products, the timely receipt of regulatory clearances required for clinical testing, manufacturing and marketing of products and the other risks and uncertainties detailed from time to time in the Company's periodic reports.

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